Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	First Quarter
	2015	2014
	($ in millions, except per share amounts)

Railway operating revenues
Coal	$455	$541
General merchandise	1,520	1,552
Intermodal	592	596
Total railway operating revenues	2,567	2,689

Railway operating expenses
Compensation and benefits	783	740
Purchased services and rents	423	392
Fuel	264	432
Depreciation	245	237
Materials and other	246	221

Total railway operating expenses	1,961	2,022

Income from railway operations	606	667

Other income – net	21	26
Interest expense on debt	132	139

Income before income taxes	495	554

Provision for income taxes
Current	173	194
Deferred	12	(8)
Total income taxes	185	186

Net income	$310	$368

Earnings per share
Basic	$1.01	$1.18
Diluted	1.00	1.17

Weighted average shares outstanding (note 1)
Basic	306.8	309.5
Diluted	309.6	312.6

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	First Quarter
	2015	2014
	($ in millions)

Net income	$310	$368
Other comprehensive income, before tax:
Pension and other postretirement benefits	10	299
Other comprehensive income (loss) of equity investees	(4)	3

Other comprehensive income, before tax	6	302
Income tax expense related to items of other
comprehensive income	(3)	(114)

Other comprehensive income, net of tax	3	188

Total comprehensive income	$313	$556

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2015	2014
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$524	$973
Accounts receivable – net	1,032	1,055
Materials and supplies	268	236
Deferred income taxes	118	167
Other current assets	173	347
Total current assets	2,115	2,778

Investments	2,701	2,679
Properties less accumulated depreciation of $11,020 and
$10,814, respectively	27,829	27,694
Other assets	130	90

Total assets	$32,775	$33,241

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,094	$1,233
Short-term debt	—	100
Income and other taxes	210	217
Other current liabilities	298	228
Current maturities of long-term debt	501	2
Total current liabilities	2,103	1,780

Long-term debt	8,429	8,924
Other liabilities	1,302	1,312
Deferred income taxes	8,783	8,817

Total liabilities	20,617	20,833

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 304,849,454 and 308,240,130 shares,
respectively, net of treasury shares	306	310
Additional paid-in capital	2,160	2,148
Accumulated other comprehensive loss	(395)	(398)
Retained income	10,087	10,348

Total stockholders’ equity	12,158	12,408

Total liabilities and stockholders’ equity	$32,775	$33,241

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Quarter
	2015	2014
	($ in millions)
Cash flows from operating activities
Net income	$310	$368
Reconciliation of net income to net cash provided by operating activities:
Depreciation	246	238
Deferred income taxes	12	(8)
Gains and losses on properties and investments	(5)	(2)
Changes in assets and liabilities affecting operations:
Accounts receivable	23	(85)
Materials and supplies	(32)	(17)
Other current assets	176	17
Current liabilities other than debt	(97)	86
Other – net	(28)	(9)

Net cash provided by operating activities	605	588

Cash flows from investing activities
Property additions	(392)	(381)
Property sales and other transactions	16	22
Investments, including short-term	(3)	(3)
Investment sales and other transactions	1	108

Net cash used in investing activities	(378)	(254)

Cash flows from financing activities
Dividends	(181)	(167)
Common stock issued	21	62
Purchase and retirement of common stock (note 1)	(415)	(50)
Debt repayments	(101)	(100)

Net cash used in financing activities	(676)	(255)

Net increase (decrease) in cash and cash equivalents	(449)	79

Cash and cash equivalents
At beginning of year	973	1,443

At end of period	$524	$1,522

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$71	$75
Income taxes (net of refunds)	12	60

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Stock Repurchase Program
We repurchased 3.9 million and 0.5 million shares of common stock in the first quarters of 2015 and 2014, respectively, at a cost of $415 million and $50 million, respectively. We have remaining authorization from our Board of Directors to repurchase up to 31.3 million shares through December 31, 2017. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 143.7 million shares at a total cost of $8.8 billion.